Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Barbara Heffner	Timothy Dolan
CHEN PR, Inc	ICR
781-672-3112	617-956-6727
bheffner@chenpr.com	tdolan@icrinc.com

PHASE FORWARD REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•                  Fourth quarter non-GAAP revenues of $49.1 million, increase of 30% over prior year

•                  Fourth quarter non-GAAP operating income of $7.5 million, increase of 43% over prior year

Waltham, MA — February 5, 2009 — Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced its financial results for the fourth quarter and full year 2008.

GAAP revenues for the fourth quarter of 2008 were $48.3 million, a 28% increase from $37.8 million in the fourth quarter of 2007. Within total revenues, InForm™ license, application hosting and other related revenues were $35.3 million, representing 72.9% of fourth quarter total revenues and an increase of 28.9% from $27.4 million in the prior year period.

Bob Weiler, chief executive officer and president, remarked, “The fourth quarter was a strong finish to a highly successful year for Phase Forward, with both the traditional Phase Forward business as well as our recently acquired Clarix™ offering delivering better than expected revenues. We were particularly pleased to sign multi-million dollar, multi-year contract extensions and expansions with some of the largest companies in the pharmaceutical industry, as this underlines our strong value proposition and high levels of customer satisfaction. In addition, the continued traction of our CRO partnering strategy contributed to over 40% growth in our CRO-related revenues during the fourth quarter.”

Weiler added, “We believe customers are increasingly focusing on the financial strength of their critical suppliers. Phase Forward’s proven, long-term track record of delivering profitability and cash flow, combined with our very strong balance sheet, are highly valued in this environment. We remain optimistic about our long-term outlook based on our business momentum, market leadership position and strong financial profile coupled with a business model that provides a high level of visibility into future revenue streams.”

For the fourth quarter of 2008, GAAP income from operations was $3.4 million, compared to $2.5 million in the fourth quarter of 2007. GAAP net income for the period was $2.7 million, or $0.06 per diluted share, compared to net income of $15.7 million, or $0.36 per diluted share, in the fourth quarter of 2007.

For the fourth quarter of 2008, non-GAAP revenues were $49.1 million, which excludes a $779,000 purchase accounting adjustment to record the assumed Clarix deferred revenues and backlog at fair value. Non-GAAP income from operations was $7.5 million, representing an increase of 43% from the prior year period and a non-GAAP operating margin of 15.3%. Non-GAAP net income for the period was $5.8 million, or $0.13 per diluted share, which was at the high end of the company’s guidance of $0.12 to $0.13. Non-GAAP net income was $18.2 million, or $0.41 per diluted share, in the fourth quarter of 2007. GAAP and Non-GAAP EPS for 2007 included a $0.22 per share benefit related to an adjustment and full release of the company’s remaining deferred tax asset valuation allowance and $0.04 related to other tax credits in the fourth quarter of 2007.

The attached table presents a reconciliation of GAAP to non-GAAP revenues, income from operations and net income and net income per share applicable to common stockholders for the three and twelve months ended December 31, 2007 and 2008. Non-GAAP results exclude the impact of stock-based compensation expense, amortization of intangible assets associated with acquisitions, the purchase accounting adjustment to record the assumed Clarix deferred revenues and backlog at fair value and a lease exit cost related to the company’s recent move to its new corporate headquarters.

Total cash, cash equivalents and short-term investments were $159.4 million at the end of the fourth quarter, an increase of $4.1 million from $155.3 million at the end of the prior quarter. The increase in cash in the fourth quarter was due primarily to $14.7 million in cash flows from operations, partially offset by capital expenditures of $10.4 million. In addition, long-term assets include $18.0 million of auction rate securities and a security settlement valued at $5.3 million, which is exercisable commencing in June 2010. Total deferred revenues were $88.5 million at the end of the quarter, an increase of $2.0 million compared to $86.5 million at the end of the prior quarter.

Fourth Quarter Business Highlights

•                  Phase Forward signed InForm-related multi-year, multi-million dollar extensions and expansions with four of the top ten pharmaceutical companies in the world.

•                  Novo Nordisk signed a multi-year, multi-million dollar enterprise license and services contract to extend and expand the use of InForm. As part of this Novo Nordisk will be using InForm as their default data capture system across all clinical trial phases from Phase I through Phase IV. Since signing an ASP arrangement in mid 2006, Novo Nordisk has successfully implemented and integrated global InForm studies with key internal systems such as Oracle Clinical.

•                  The company continued to add new InForm ASP customers including Danone Research, Oxagen Limited, Theravance and Lexicon, among others.

•                  In the safety area, the company closed new and renewal deals for the company’s Empirica™ suite of products with customers including Bayer Schering, Drug Safety Alliance, Alcon and UCB.

•                  Phase Forward was selected as a Technology Pioneer 2009 by the World Economic Forum, which characterized Technology Pioneers as “innovators of the highest caliber, whose technologies will have a deep impact on business and society”.

Full Year 2008 Summary Financial Results

GAAP revenues for the full year 2008 were $170.2 million, a 27% increase from $134.3 million in the full year 2007. Within total revenues, InForm license, application hosting and other related revenues were $127.9 million, an increase of 32.1% from $96.9 million in 2007, and representing 75.2% of 2008 total revenues.

GAAP income from operations was $16.4 million in 2008, compared to $13.0 million in 2007. GAAP net income was $13.8 million, or $0.32 per diluted share, for the full year 2008, compared to $29.2 million, or $0.72 per diluted share, in the full year 2007.

Non-GAAP revenues for the full year 2008 were $171.2 million, a year-over-year increase of 27% from $134.3 million in the full year 2007. Non-GAAP income from operations was $27.8 million in 2008, representing an increase of 41% from 2007 and a full year operating margin of 16.2%. Non-GAAP net income was $21.3 million, or $0.48 per diluted share, for the full year 2008. Non-GAAP net income was $35.2 million, or $0.87 per diluted share, in 2007. GAAP and Non-GAAP EPS for 2007 included a $0.22 per share benefit related to an adjustment and full release of the company’s remaining deferred tax asset valuation allowance and $0.04 related to other tax credits in the fourth quarter of 2007.

The attached table presents a reconciliation of GAAP to non-GAAP income from operations and net income and net income per share applicable to common stockholders for the fourth quarter and full year of 2008 and 2007.

Financial Outlook

The following statements are based on current expectations and the company assumes no obligation to update or confirm them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below and the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

For the full year 2009, the company expects non-GAAP revenues to be between $200 and $205 million, with approximately 75% to 78% of revenue recognized coming from backlog at the end of 2008. On a non-GAAP basis, operating income is expected to be between $31 and $34 million. Non-GAAP EPS is expected to be between $0.50 and $0.54. GAAP EPS is expected to be between $0.30 and $0.34, including the purchase accounting adjustment to record the assumed Clarix deferred revenues and backlog at fair value, non-cash expenses associated with stock-based compensation expense and the amortization of intangible assets. The expected full year EPS reflects an estimated tax rate of approximately 35%.

For the first quarter of 2009, the company expects non-GAAP revenues to be between $47 and $48 million. The company expects non-GAAP operating income to be between $7.3 and $7.8 million. Non-GAAP EPS is expected to be between $0.12 and $0.13. GAAP EPS is expected to be between $0.07 and $0.08, including the purchase accounting adjustment to record the assumed Clarix deferred revenues and backlog at fair value, non-cash expenses associated with stock-based compensation expense and the amortization of intangible assets. The expected EPS reflects an estimated first quarter tax rate of approximately 35%.

Conference Call

The company plans to host its investor conference call today at 5:00 pm ET to discuss its financial results for the fourth quarter and full year 2008 and its outlook for the first quarter and full year 2009. The investor conference call will be available via live webcast on Phase Forward’s website at www.phaseforward.com under the tab “Investors.” To participate by telephone, the domestic dial-in number is 888-680-0878 and the international dial-in is 617-213-4855. The access code is 23115725. Investors are advised to dial into the call at least ten minutes prior to the call to register. The webcast will be available for replay until Thursday, March 5, 2009 on the “Investors” page of Phase Forward’s website.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™), phase I clinic automation (LabPas™), clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (Empirica Signal™) and Signal Management, adverse event reporting (Empirica™ Trace), applied data standards (WebSDM™) and Web-integrated interactive voice response systems (Clarix™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 280 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations and assumptions concerning management’s forecast of financial performance, the performance of Phase Forward’s products and services, future business and operations plans of Phase Forward’s customers, the ability of Phase Forward’s customers to realize benefits from the use of Phase Forward’s products and services, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, changes in our customers’ industries; our ability to convince prospective customers to adopt our solutions; competition and changes in competition during future periods; changing customer requirements; governmental regulation; our ability to maintain profitability; fluctuations in our operating results; long sales and implementation cycles; our dependence on a limited number of customers or suppliers; product performance; third party service interruptions or delays; technology failures; our ability to maintain customer relationships and contracts; our ability to retain and hire skilled personnel; our ability to protect our intellectual property rights; product liability or intellectual property infringement claims brought against us; acquisitions; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K, as updated by its most recent report on Form 10-Q.

Non-GAAP Financial Information

Phase Forward provides non-GAAP revenues, income from operations, net income, and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Phase Forward’s management believes these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons to prior periods. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

Phase Forward Incorporated

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008

Revenues:
License	$13,355	$14,029	$48,784	$52,704
Service	24,440	34,293	85,505	117,480

Total revenues	37,795	48,322	134,289	170,184
Costs of revenues:
License(2)	675	596	2,361	2,715
Service(1), (2)	15,651	19,820	53,098	70,225

Total cost of revenues	16,326	20,416	55,459	72,940
Gross margin:
License	12,680	13,433	46,423	49,989
Service	8,789	14,473	32,407	47,255

Total gross margin	21,469	27,906	78,830	97,244

Operating expenses:
Sales and marketing(1), (2)	7,478	8,063	25,209	28,021
Research and development(1)	5,496	7,497	20,116	25,500
General and administrative(1), (2)	5,711	8,447	20,220	26,821
In-process research and development	300	—	300	—
Lease exit costs	—	527	—	527

Total operating expenses	18,985	24,534	65,845	80,869

Income from operations	2,484	3,372	12,985	16,375
Other income (expense):
Interest income	2,323	1,093	7,081	5,863
Other, net	118	(810)	(35)	(1,039)

Total other income	2,441	283	7,046	4,824

Income before (benefit from) provision for income taxes	4,925	3,655	20,031	21,199
(Benefit from) provision for income taxes	(10,749)	947	(9,170)	7,354

Net income	$15,674	$2,708	$29,201	$13,845

Net income per share applicable to common stockholders:
Basic	$0.38	$0.06	$0.76	$0.33

Diluted	$0.36	$0.06	$0.72	$0.32

Weighted average number of common shares used in net income per share calculations:
Basic	41,605	42,308	38,642	42,092

Diluted	43,792	43,945	40,739	43,942

(1) Amounts include stock-based compensation expense, as follows:
Costs of service revenues	$372	$340	$702	$1,618
Sales and marketing	491	302	1,061	1,377
Research and development	297	251	813	1,182
General and administrative	1,085	1,421	3,002	4,167

(2) Amounts include amortization of intangible assets, as follows:
Costs of license revenues	$133	$155	$403	$792
Costs of service revenues	—	61	—	61
Sales and marketing	97	262	464	693
General and administrative	—	27	—	34

Phase Forward Incorporated

Reconciliation of GAAP Revenues, GAAP Income From Operations and GAAP Net Income to

Non-GAAP Revenues, Non-GAAP Income From Operations and Non-GAAP Net Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
TOTAL REVENUES:
GAAP total revenues	$37,795	$48,322	$134,289	$170,184
Deferred revenues and backlog adjustment related to Clarix acquisition (1)	—	779	—	980
Non-GAAP total revenues	$37,795	$49,101	$134,289	$171,164

INCOME FROM OPERATIONS:
GAAP income from operations	$2,484	$3,372	$12,985	$16,375
Stock-based compensation expense	2,245	2,314	5,578	8,344
Amortization of intangible assets	230	505	867	1,580
In-process research and development	300	—	300	—
Deferred revenues and backlog adjustment related to Clarix acquisition (1)	—	779	—	980
Lease exit costs	—	527	—	527
Non-GAAP income from operations	$5,259	$7,497	$19,730	$27,806

NET INCOME:
GAAP net income	$15,674	$2,708	$29,201	$13,845
Stock-based compensation expense, net of tax	2,010	1,715	4,995	5,449
Amortization of intangible assets, net of tax	206	374	776	1,032
In-process research and development, net of tax	269	—	269	—
Deferred revenues and backlog adjustment related to Clarix acquisition, net of tax (1)	—	577	—	618
Lease exit costs, net of tax	—	391	—	333
Non-GAAP net income	$18,159	$5,765	$35,241	$21,277

GAAP net income per share applicable to common stockholders:
Diluted	$0.36	$0.06	$0.72	$0.32

Non-GAAP net income per share applicable to common stockholders:
Diluted	$0.41	$0.13	$0.87	$0.48

(1) Fair value adjustment to deferred revenues and backlog. Purchase accounting requires that deferred revenue assumed in an acquisition be recorded and subsequently recognized at its fair value as of the time of the acquisition. Consequently, we do not recognize the full amount of these deferred revenues and backlog. We add back non-GAAP revenues associated with deferred revenues and backlog that were excluded as a result of purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired business in a manner consistent with the revenue recognition for our pre-existing products and services.

Phase Forward Incorporated

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except per share amounts)

	December 31,
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$133,401	$131,550
Restricted cash, current portion	—	500
Short-term investments	25,171	27,893
Accounts receivable, net of allowance of $270 and $578 in 2007 and 2008, respectively	35,515	39,999
Acquired future billings, current portion	—	1,129
Deferred set up costs, current portion	2,062	2,393
Prepaid commissions and royalties, current portion	4,458	4,524
Prepaid expenses and other current assets	4,513	4,773
Deferred income taxes, current portion	10,061	12,895
Total current assets	215,181	225,656

Acquired future billings, net of current portion	—	962
Property and equipment, net	15,967	36,615
Deferred set up costs, net of current portion	1,347	1,630
Prepaid commissions and royalties, net of current portion	3,614	4,277
Intangible assets, net of accumulated amortization of $2,044 and $3,624 in 2007 and 2008, respectively	3,356	27,586
Goodwill	25,511	39,125
Deferred income taxes, net of current portion	16,576	7,107
Restricted cash, net of current portion	—	962
Long-term investments	24,050	18,022
Other assets	267	5,948
Total assets	$305,869	$367,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,222	$8,895
Accrued expenses	19,447	22,686
Leasehold incentive obligation, current portion	—	791
Deferred revenues, current portion	61,750	79,918
Deferred rent, current portion	240	—
Total current liabilities	82,659	112,290

Leasehold incentive obligation, net of current portion	—	7,248
Deferred revenues, net of current portion	5,380	8,600
Deferred rent, net of current portion	116	564
Other long-term liabilities	1,277	1,515
Total liabilities	89,432	130,217

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized—5,000 shares
Issued—0 shares	—	—
Common stock, $0.01 par value:
Authorized—100,000 shares
Issued—42,724 and 42,986 shares in 2007 and 2008, respectively	428	430
Additional paid-in capital	274,869	283,676
Treasury stock, 37 shares at cost	(111)	(111)
Accumulated other comprehensive income	746	(672)
Accumulated deficit	(59,495)	(45,650)
Total stockholders’ equity	216,437	237,673

Total liabilities and stockholders’ equity	$305,869	$367,890

Phase Forward Incorporated

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2007	2008

Operating activities
Net income	$29,201	$13,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,928	10,198
Stock-based compensation expense	5,578	8,345
In-process research and development fee expense	300	—
Loss on disposal of fixed assets	—	454
Amortization of leasehold incentive obligation	—	(66)
Provision for allowance for doubtful accounts	56	322
Deferred income taxes	(10,775)	6,703
Amortization of premiums or discounts on investments	43	(112)
Loss on investments	—	706
Other	42	—
Changes in assets and liabilities:
Accounts receivable and acquired future billings	(5,176)	(2,916)
Deferred costs	(2,450)	(1,925)
Prepaid expenses and other assets	(1,476)	(651)
Accounts payable	(1,719)	7,485
Accrued expenses	6,194	3,932
Deferred revenues	16,292	18,914
Deferred rent	(589)	196
Net cash provided by operating activities	42,449	65,430

Investing activities
Increase in restricted cash	—	(1,462)
Proceeds from maturities of short-term and long-term investments	78,897	55,291
Purchase of short-term and long-term investments	(100,694)	(57,901)
Purchase of property and equipment	(13,405)	(21,501)
Cash paid for acquisitions, net of cash acquired	(8,891)	(40,848)
Net cash used in investing activities	(44,093)	(66,421)

Financing activities
Proceeds from issuance of common stock	92,819	2,185
Withholding taxes in connection with vesting of restricted stock awards	—	(1,723)
Net cash provided by financing activities	92,819	462
Effect of exchange rate changes on cash and cash equivalents	57	(1,322)
Net increase in cash and cash equivalents	91,232	(1,851)
Cash and cash equivalents at beginning of period	42,169	133,401
Cash and cash equivalents at end of period	133,401	131,550
Short and long-term investments at end of period	49,221	45,915
Total cash, cash equivalents and short and long-term investments at end of period	$182,622	$177,465

Non-cash investing activities
Purchase of leasehold improvements directly paid by lessor of new facility	$—	$8,104